SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	February 20, 2007
Strategic Hotels & Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)
77 West Wacker Drive, Suite 4600, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)
(312) 658-5000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2007, SHR Prague Praha B.V. (“Borrower”), an indirect subsidiary of Strategic Hotels & Resorts, Inc. (the “Company”), entered into a Facility Agreement (the “Agreement”) with Aareal Bank AG (“Lender”). The Agreement provides the Borrower with a revolving loan of up to the lesser of (i) €104,000,000, (ii) an amount in Euro equal to 66% of the value of the Property (as defined in the Agreement) in the Initial Valuation (as defined in the Agreement) or (iii) an amount, which as of the first request for a loan pursuant to the Agreement, equal to that which would generate an interest cover ratio of 150%, calculated with respect to the business of Borrower, including the Property (collectively, the “Loan”). The Loan will mature on the business day 364 days from and including the first date on which the Loan is borrowed by Borrower (the “Initial Maturity Date”) or, if the option to convert to a non-revolving term loan is exercised (the “Term-Out Option”), five years after the first date on which the Loan is borrowed by Borrower (the “Final Maturity Date”). Interest is payable monthly or quarterly at EURIBOR plus 1.25% during both the initial revolving term and at any time after the Term-out Date (as defined in the Agreement), where interest is calculated on a floating rate basis. If Borrower in its notice to Lender exercising the Term-Out Option requests such interest to accrue on a fixed rate basis, interest is payable either monthly or quarterly at Borrower’s election at EURIBOR plus 1.20%. Depending on whether the Borrower exercises the Term-Out Option, Borrower may (i) repay the Loan in full on the Initial Maturity Date or (ii) repay the Loan principal commencing in the fourth year of the term of facility, with the remaining balance paid at the Final Maturity Date. The loan is secured by, among other things, the InterContinental Prague hotel.

The foregoing description is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, which the Company intends to file in May 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

February 23, 2007	By:	/s/ Paula Maggio
Name:	Paula Maggio
Title:	Vice President, Secretary and General Counsel

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